Exhibit 10.1

2017 SUPREME CASH BONUS PLAN

SECTION 1.  DEFINITIONS: Terms capitalized in this 2017 Supreme Cash Bonus Plan (the “2017 Bonus Plan”), but not otherwise defined herein, shall have the meanings ascribed to such terms in the Supreme Industries, Inc. 2016 Long-Term Incentive Plan.

Award:  Shall mean after the Plan Year and all Performance Goal achievement is determined, the payment of cash pursuant to the terms of this 2017 Bonus Plan.

Target Incentive: Shall mean a target dollar amount that a Participant will earn, payable in the form of cash, if all applicable Performance Goals for the Plan Year are achieved at the 100% level.  The target is set for each Participant in accord with their function within the Company.

Leadership Team: Shall mean the persons serving in the following positions:

President and Chief Executive Officer

Chief Financial Officer

Vice President, Operations

Vice President and General Counsel

Vice President, Human Resources

Vice President, Marketing

Vice President, Sales

Vice President, Engineering

Participant:  Shall mean the Leadership Team and any other employee of the Company designated as covered by this 2017 Bonus Plan by the CEO with the advice and consent of Supreme Industries, Inc.’s Management Committee.

Plan Year: Shall mean the Company’s 2017 fiscal year (beginning January 1, 2017 and ending December 30, 2017).

Performance Goals: Shall mean goals based on specific and objectively measurable financial metrics selected by the Compensation Committee and/or the Board of Directors, as applicable.

Supreme or Company:  Shall mean Supreme Industries, Inc. or any subsidiary of Supreme Industries, Inc.

SECTION 2.  SUMMARY:  The 2017 Bonus Plan is intended to provide financial incentives to executive officers and key employees of Supreme Industries, Inc. and its subsidiaries through the use of “at risk” variable pay tied to specific performance incentives which will motivate their actions and behaviors in ways beneficial to the Company and its stockholders.  This 2017 Bonus Plan will offer Participants the opportunity to earn a cash bonus for the attainment of 2017 Bonus Plan incentives.

SECTION 3.  PHILOSOPHY: The Board believes that compensation of executive officers and key employees should be partially “at risk” and variable, based on performance against certain pre-established financial objectives that are important to the Company.  The 2017 Bonus Plan is intended to focus the efforts of the Participants on achieving those objectives in order to help ensure the sustained profitability, long-term growth, and continued wellbeing of the Company.  The Board believes that doing so aligns the interests of management with stockholders.

The 2017 Bonus Plan is structured to provide Participants with competitive cash rewards for successful performance, which enables the Company to attract and retain critical management resources.

SECTION 4.  ADMINISTRATION:  Administration of this 2017 Bonus Plan shall be vested in the Compensation Committee.  The decisions of the Compensation Committee shall be final as to the interpretation of the 2017 Bonus Plan or any rule, procedure or action related thereto.  All Participants consent to the transfer and use of personal data by the Company and its agents in connection with the administration of this 2017 Bonus Plan.

SECTION 5.  ELIGIBILITY: Only Participants as defined above are eligible to participate in the 2017 Bonus Plan.

To receive an Award under the 2017 Bonus Plan, a Participant must be an active, full-time employee on the last business day of the Plan Year, except as provided herein.  An employee who is hired or promoted after the date of adoption of this 2017 Bonus Plan may be selected as a Participant at such time, provided that any Award earned by such Participant shall be prorated to reflect that Participant’s actual time in service, except as otherwise provided by the Board pursuant to an employment agreement or similar document.

If a Participant dies or incurs a Total and Permanent Disability, an Award, prorated on the basis of Participant’s actual time in service with the Company during the Plan Year prior to death or Total and Permanent Disability, will be paid to the Participant or his or her beneficiary at the same time and in the same manner as Awards for the Plan Year are paid to the other Participants.  The Participant’s beneficiary under the 2017 Bonus Plan shall be the beneficiary designated for the Participant’s group life insurance plan.  If no such beneficiary has been designated, the Award will be paid to the Participant’s estate.

If a Participant terminates service due to Retirement prior to the last day of the Plan Year, an Award, prorated on the basis of Participant’s actual time in service with the Company during the Plan Year prior to Retirement, shall be paid to the Participant at the same time and in the same manner as Awards for the Plan Year are paid to other Participants.

If a Change In Control occurs prior to the last day of the Plan Year, the full value of the Award, payable based on the Target Incentive, shall be paid to the Participant on or within 60 days of the Change In Control.

SECTION 6.  SETTING OF TARGET INCENTIVES, PERFORMANCE GOALS, AND CALCULATION OF AWARDS FOR THE LEADERSHIP TEAM:  Management has submitted recommendations for the 2017 Bonus Plan. The Compensation Committee has reviewed the proposal to determine whether management’s recommendations generally align with the Company’s most recent compensation study, the Company’s 2017 budget, and any other relevant factors.  The Compensation Committee determined that the procedures and goals outlined in this section were proper and suitable to meet the Company’s goals.

The determination of the Target Incentive will be made by the Compensation Committee of the Board for each member of the Leadership Team, with the exception of the CEO, whose Target Incentive will be set by the independent members of the Board of Directors.  Each member of the Leadership Team will have their Target Incentive provided to them in writing separate from this 2017 Bonus Plan.

Performance Goals for the Leadership Team in 2017 are as follows:

•                  Year over year net sales growth to budget;

•                  EBITDA to budget; and

•                  Average controllable working capital as a percentage of sales to budget.(1)

The first two goals each shall be weighted as 40% of the total.  The remaining goal (working capital) shall be weighted 20% of the total.  Performance Goal achievement will be determined by comparing the relevant Performance Goal with the Company’s actual performance for that financial metric during the Plan Year.  The threshold for each Performance Goal is at least 80% of the goal set for 2017.  For each one percent increment (rounded to the nearest whole percentage) below the goal, achievement for a Performance Goal will decline by two percent (2%) until reaching the threshold, below which there will be no Award achievement attributable to that particular Performance Goal.  Participants may earn above target incentive Awards for above goal performance, up to a maximum Award of 125% of the target incentive.  The maximum performance cap is 125% for each Performance Goal.  For each one percent increment (rounded to the nearest whole percentage) of above goal performance, achievement for that Performance Goal will increase by two percent (2%), up to the 125% cap.

Except with respect to the CEO, whose Performance Goal achievement will be determined by the independent members of the Board, Performance Goal achievement for the Plan Year will be determined by the Compensation Committee, in its sole discretion. Once the Compensation Committee determines the level of achievement for each Performance Goal, the Compensation Committee will apply the weighting and the resulting factor will be multiplied by each member of the Leadership Team’s Target Incentive to arrive at the Participant’s Award.

The Compensation Committee may, in its discretion, adjust the payout of an Award downward after consideration of other business factors, including overall performance of the Company and the individual’s contribution to Company performance. The Compensation Committee may reduce or entirely eliminate an Award in the event a Participant is on a performance improvement plan or otherwise demonstrates unsatisfactory performance or discipline during the Plan Year.  The Compensation Committee may adjust a payout of an Award in its discretion to prevent the enlargement or dilution of the Award because of extraordinary events or circumstances as determined by the Compensation Committee.

SECTION 7.  TARGET INCENTIVES, PERFORMANCE GOALS AND CALCULATION OF AWARDS FOR OTHER PARTICIPANTS:

Once the Leadership Team target incentives and goals are set, the CEO will then set target incentives and goals for all other Participants, utilizing the Performance Goals specified above or other similar goals closely relating each individual’s job functions, with weighting to be determined by the CEO.  Prior to advising the Participants of their participation in this 2017 Bonus Plan, the CEO will advise the Compensation Committee of his determinations.

SECTION 8.  APPROVAL AND PAYMENT OF AWARDS:

Upon completion of the Plan Year, the Compensation Committee shall certify to what extent the Performance Goals were met and determine the Award payable to each Participant based on information supplied and certified by management.  Certification by the Compensation Committee shall be subject to completion of the annual audit and certification of overall Company results by the Company’s independent auditors and the CEO’s Award shall be subject to ratification by the independent members of the Board of Directors.

(1)  Twelve month average of the sum of accounts receivable, plus inventory, minus accounts payables (excludes prepaid expenses and accrued liabilities) divided by net sales for the year.

Payment of Awards shall be made in a lump sum payment in cash except to the extent of Participant’s elective contribution to any qualified deferred compensation plan. To the extent Awards are subject to Section 409A of the Code, payments are intended to qualify as short-term deferrals under the regulations adopted under Section 409A of the Code.  Payment of Awards shall be made as soon as reasonably practicable in 2018, but no later than March 15, 2018.   The Company may deduct from any Award such amounts as may be required to be withheld under any federal, state or local tax laws.

SECTION 9.   RECOUPMENT OF AWARDS:

If the Board learns of any intentional misconduct by a Participant which directly contributes to the Company having to restate all or a portion of its financial statements, the Board may, in its sole discretion, require the Participant to reimburse the Company for the difference between any Awards paid to the Participant based on achievement of financial results that were subsequently the subject of a restatement and the amount the Participant would have earned as awards under the 2017 Bonus Plan based on the financial results as restated.

SECTION 10.  NO CONTRACT:

The 2017 Bonus Plan is not and shall not be construed as an employment contract or as a promise or contract to pay Awards to Participants or their beneficiaries.  The 2017 Bonus Plan shall be approved by the Compensation Committee and may be amended from time to time by the Compensation Committee or terminated without notice.  No Participant or beneficiary may sell, assign, transfer, discount or pledge as collateral for a loan, or otherwise anticipate any right to payment of an Award under this 2017 Bonus Plan.

SECTION 11.  GOVERNING LAW

This 2017 Bonus Plan shall be governed by the laws of the State of Delaware.